UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2008
WINLAND ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

1-15637 (Commission File Number)	41-0992135 (IRS Employer Identification No.)
1950 Excel Drive
Mankato, Minnesota 56001
(Address of Principal Executive Offices) (Zip Code)
(507) 625-7231
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 13, 2008, the Company and Terry E. Treanor, the Company’s Vice President of Manufacturing, agreed to terminate Mr. Treanor’s employment relationship with the Company, effective as of the close of the Company’s business day on February 13, 2008.
     Pursuant to a Separation Agreement which was presented to Mr. Treanor on February 13, 2008, in exchange for the promises, releases, and agreements made by Mr. Treanor in the Separation Agreement and in full satisfaction of the Company’s obligations under an Employment Agreement between the Company and Mr. Treanor dated January 5, 2007, the Company has agreed to pay Mr. Treanor (i) at regular payroll intervals, an amount equal to nine months of Mr. Treanor’s current base salary, subject to required and authorized deductions and withholdings, and (ii) the Company’s share of COBRA continuation coverage in the Company’s group medical, dental and life insurance plans, for six months. The Separation Agreement also includes a release by Mr. Treanor of any claims that he may have against the Company.
     Mr. Treanor has 21 days from February 13, 2008 in which to consider whether to sign the Separation Agreement, but he may elect to sign such Separation Agreement at any time prior to the expiration of the 21 day period. Further, Mr. Treanor is entitled by law to rescind the Separation Agreement at any time within 15 days of when he signs it.
     The Separation Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2008

WINLAND ELECTRONICS, INC.
By	/s/ Thomas J. de Petra
Thomas J. de Petra
President and Interim Chief Executive Officer